Exhibit 4.1

MHR Fund Management LLC

1345 Avenue of the Americas, 42nd Floor

New York, NY 10105

Telephone: (212) 262-0005

Facsimile: (212) 262-9356

November 10, 2015

Emisphere Technologies, Inc.

4 Becker Farm Road, Suite 103

Roseland, NJ 07068, USA

Attention: President and Chief Executive Officer

Ladies and Gentlemen:

Reference is made to (a) the Second Amended and Restated 13% Senior Secured Convertible Notes (the “Convertible Notes”), dated as of August 20, 2014, by Emisphere Technologies, Inc. (the “Company”) in favor of each of (i) MHR Institutional Partners IIA LP, (ii) MHR Capital Partners Master Account LP, (iii) MHR Capital Partners (100) LP and (iv) MHR Institutional Partners II LP (each, a “MHR Entity” and, collectively, the “MHR Entities”) and (b) the Senior Secured Loan Agreement (the “Loan Agreement”), dated as of August 20, 2014, by and among the Company and the MHR Entities, as may be amended, restated or otherwise modified from time to time.

WHEREAS, under the Loan Agreement and the Convertible Notes, the Company is required to have Net Sales (as such term is defined in the Loan Agreement and in the Convertible Notes) of Eligen-B12 during the Fiscal Year (as such term is defined in the Loan Agreement and in the Convertible Notes) ended December 31, 2015 of at least $4.3 million (the “2015 Net Sales Milestone”);

WHEREAS, the failure to achieve the 2015 Net Sales Milestone would result in the occurrence of an Event of Default (as such term is defined in the Loan Agreement and in the Convertible Notes) under the Loan Agreement and the Convertible Notes; and

WHEREAS, the Company has advised the MHR Entities that it does not expect to meet the 2015 Net Sales Milestone and has requested that the MHR Entities waive any Event of Default that will arise under the Loan Agreement and Convertible Notes as a result of the Company’s failure to meet the 2015 Net Sales Milestone.

NOW, THEREFORE, the MHR Entities agree as follows:

1. This letter shall constitute a waiver of (i) any Event of Default (as such term is defined in the Loan Agreement) under Section 8(a)(xiii) of the Loan Agreement and (ii) any Event of Default (as such term is defined in the Convertible Notes) under Section 8(a)(xiii) of the Convertible Notes that, in either case, may arise directly as a result of the Company’s failure to meet the 2015 Net Sales Milestone.

2. Except as expressly set forth herein, the Loan Agreement and Convertible Notes are unmodified and remain in full force and effect. Execution of this waiver by the MHR Entities does not and shall not constitute a waiver of or otherwise affect any rights or remedies to which the MHR Entities are or may at any time be entitled pursuant to the Loan Agreement or Convertible Notes nor, except as expressly set forth herein, shall the same constitute at any time a waiver of any default or event of default with respect to the Loan Agreement or the Convertible Notes. Except as expressly set forth herein, this letter shall not be used in connection with or affect any other requests by the Company to the MHR Entities under either the Loan Agreement or the Convertible Notes.

[Remainder of Page Intentionally Left Blank]

Very truly yours,

MHR Institutional Partners II LP

By:	MHR Institutional Advisors II LLC,
its General Partner

	By:	/s/ Janet Yeung
	Name:	Janet Yeung
	Title:	Authorized Signatory

MHR Institutional Partners IIA LP

By:	MHR Institutional Advisors II LLC,
its General Partner

	By:	/s/ Janet Yeung
	Name:	Janet Yeung
	Title:	Authorized Signatory

MHR Capital Partners Master Account LP

By:	MHR Advisors LLC,
its General Partner

	By:	/s/ Janet Yeung
	Name:	Janet Yeung
	Title:	Authorized Signatory

MHR Capital Partners (100) LP

By:	MHR Advisors LLC,
its General Partner

	By:	/s/ Janet Yeung
	Name:	Janet Yeung
	Title:	Authorized Signatory

[MHR Eligen-B12 Waiver]